Exhibit 99.1

ALPHA INNOTECH REPORTS 20% FOURTH QUARTER REVENUE GROWTH

March 31, 2008 – Alpha Innotech Corp., San Leandro, California

Alpha Innotech Corp. (OTCBB:APNO), a leading provider of bioanalytical systems for drug discovery and life science research, today reported financial results for the fourth quarter and year ending December 31, 2007.

Fourth quarter 2007 revenues of $4.483 million were 20% higher than the $3.748 million reported in the same period in 2006 and were 22% higher than third quarter 2007 revenues. Revenues for the year ending December 31, 2007 were $15.322 million, a 16% increase from the $13.254 million reported for the same period in 2006. The net loss for the fourth quarter 2007 was $34,000 compared to a profit of $41,000 in the same period of 2006. The net loss for the year ending December 31, 2007 was reduced 34% to $0.662 million from the $0.998 million loss reported for 2006.

On a non-GAAP basis, the Company’s net income increased by $0.840 million to $1.024 million for the year ending December 31, 2007 from $0.184 million for the same period of 2006. The non-GAAP net income (loss) is reconciled to comparable GAAP net income (loss) in the table entitled “Non-GAAP Calculation of Net Income (Loss)”.

“We are pleased with our results for 2007. Our revenues grew over twice the rate of what we believe was the worldwide growth rate for our industry; our gross margins improved by nearly 3 points; and we continued to build our new product pipeline. Without the expense of the Founders Bonus Plan which terminated in 2007, we also would have been profitable in the fourth quarter and had an operating profit for the full year,” commented Ron Bissinger, Chief Executive Officer of Alpha Innotech.

“In 2008 we plan to launch new products which will leverage our direct U.S. sales force and expand our international revenue base” Mr. Bissinger continued.

2007 In Review

•	Full year revenues increased 16%

•	Non-GAAP income grew to $1.024 million

•	U.S. sales channel restructured to primarily a direct sales model

•	Signed a product development and OEM supply agreement with R&C Biogenius for a new bioimaging instrument optimized for their proprietary assay for multianalyte single well ELISA tests

•	Added to our Board of Directors Joe Keegan, former CEO of Molecular Devices, and Gus Davis, former Chief Operating Officer of BioSource International

•	Appointed Mark Allen, a veteran of Molecular Devices, as our new Vice President of Operations

More information on Alpha Innotech can be found at the Company’s website www.alphainnotech.com.

About Alpha Innotech Corp.

Founded in 1992 and with over 10,000 systems sold worldwide, Alpha Innotech is a leading developer, manufacturer and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Our goal is to combine instruments, reagents and bioinformatics software to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Our customers include pharmaceutical and biotechnology companies as well as universities, medical centers, government research institutes and agencies worldwide.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with GAAP, the Company is also providing non-GAAP financial information. The presentation of non-GAAP financial information should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with GAAP. The Company believes that both management and investors benefit from referring to non-GAAP financial information that excludes certain expenses in their assessment of the Company’s performance. The Company also believes that investors benefit from increased transparency into supplemental information used by management in its financial and operational decision making.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, the Company’s ability to obtain additional financing, the timing of the introduction and success of new products, and the Company’s growth prospects, that could cause actual results to differ materially from those anticipated or planned by these forward-looking statements. Please also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our recent Form 10-KSB and Forms 10-QSB filed with the Securities and Exchange Commission. We do not intend to update the forward-looking information contained in this news release except as required by law.

Contact:

Alpha Innotech Corp.

Ron Bissinger, CEO

Tel: 510-483-9620

Alpha Innotech Corp.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue	4,483	3,748	15,322	13,254
Cost of goods sold	2,000	1,794	6,885	6,314

Gross profit	2,483	1,954	8,437	6,940

Operating expenses:
Sales and marketing	1,358	991	4,874	4,065
Research and development	376	244	1,323	1,227
General and administrative	705	630	2,595	2,381

Total operating expenses	2,439	1,865	8,792	7,673

Profit (loss) from operations	44	89	(355)	(733)
Interest expense	(79)	(82)	(300)	(318)
Other income (expense), net	1	34	(7)	53

Net profit (loss) applicable to common stockholders	(34)	41	(662)	(998)

Profit (loss) per common share - basic and diluted	$(0.00)	$0.00	$(0.06)	$(0.10)

Weighted average shares outstanding - basic and diluted	10,462,576	9,783,878	10,373,426	9,880,221

Alpha Innotech Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	168	446
Restricted cash	50	—
Accounts receivable, net	2,230	2,189
Inventory, net	1,006	633
Prepaid expenses and other current assets	219	190

Total current assets	3,673	3,458
Property and equipment, net	914	1,049
Other assets	90	91

Total assets	4,677	4,598

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	1,786	1,608
Accrued liabilities	1,330	976
Current portion of debt	1,407	1,883
Deferred revenue	1,027	896
Other liabilities	265	210

Total current liabilities	5,815	5,573
Debt, net of current portion	308	200

Total stockholders’ deficit	(1,446)	(1,175)

Total liabilities and stockholders’ deficit	4,677	4,598

Alpha Innotech Corp.

Non-GAAP Calculation of Net Income (Loss)

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Non-GAAP calculation of net income(loss) :
GAAP net loss	(34)	41	(662)	(998)
Interest	79	83	300	319
Depreciation	194	136	601	566
Stock-based compensation	134	104	387	297
Founders Bonus	193	—	398	—

Non- GAAP basis income (loss)	$566	$364	$1,024	$184